Exhibit 4.5

AGREEMENT FOR PRICES OF

UNIVERSAL TELECOMMUNICATIONS SERVICE

SIGNED BETWEEN

THE DEPARTMENT OF TRADE AND COMPETITION,

ICP — THE NATIONAL COMMUNICATIONS AUTHORITY, AND

PT COMUNICAÇÕES

(Four sets of initials, on every page)

BETWEEN:

1.             The Department of Trade and Competition , hereinafter “DGCC”,

2.             ICP — The National Communications Authority, hereinafter “ANACOM”,

and

3.                                       PT Comunicações, S.A., hereinafter PT Comunicações, a company with head office at Rua Andrade Corvo 6, Lisbon, with registered capital of EUR150,000,000, registered in the Commercial Registration Office of Lisbon under number 09406,

The Agreement for Universal Telecommunications Services is entered into under Article 11 of Decree Law 458/99 of November 5, being governed by the following Articles:

CHAPTER ONE

General provisions

1.             Definitions

For the purposes of this Convention the following definitions apply:

(a)             Subscriber — an individual person or collective entity which a party to a contract signed with PT Comunicações for the provision of fixed telephone service, also referred to as client;

(b)            Residential Client — an individual person to whom the Fixed Telephone Service is provided in the subscriber mode for non-professional use;

(c)             Communication — traffic effected from a line of the network of PT Comunicações and allocated to PT Comunicações or to another telecommunications operator/service provider;

(d)            Telephone communication — communication effected under the Fixed Telephone Service provided by PT Comunicações, between terminals, corresponding to direct clients of the latter;

(e)             Local Telephone Communication — communication within a single local network, between adjacent local networks or between local networks separated by a distance of up to 10 km;

(f)               National Telephone Communication — communication between local networks separated by a distance of more than 50 km;

(g)            Telephone Communication in Portugal — communication within a single local network or between different local networks;

(h)            Regional Telephone Communication — communication between local networks separated by more than 10 km (but which are not adjacent) and less than 50 km;

(1)             Agreement — this document, signed between the parties under Article 11 of Decree Law 458/99 of November 5;

(j)                Call Unit — unit of measure used for applying tariff to the communications of public telephones;

(k)             IPC — the expected inflation for each year officially forecast by the government, and as such, inscribed in the Stage Budget Report of each year or in a rectifying Budget.  When such document is inscribed for an interval, the average of the maximum and minimum values of this interval is used.  If there are technical difficulties in obtaining this value, namely in interpretation, the corresponding clarification is the responsibility of DGCC and ANACOM;

(l)                Parties — ANACOM, DGCC and PT Comunicações;

(m)          Low Consumption Plan (PBC) — optional price plan, alternative to the Tariff, for residential clients with low telephone consumption;

(n)            Subscription Price — the amount that the Client pays, periodically, for access through an analogue network line, to the Fixed Telephone Service;

(o)            Communication Price — the amount that the Client pays for each telephone communication, comprising an initial price and a variable component relating to the duration;

(p)            Initial Price — the amount to be paid by the client for each telephone communication actually effected;  includes a determined time of non-divisible conversation, according to the time-of-day bands and the zones of communication, designated as credit time;

(q)            Installation Price — the amount that the Client pays for being linked, through an analogue network line, to the Fixed Telephone Service;

(r)               Second — a unit of measurement of time of the international measures system used for the calculation of the variable component of the telephone communication price relating to its duration, time-of-day bands and communication zones;

(s)             Fixed Telephone Service (SFT) — service of direct transport of voice, in real time, at fixed locations, allowing any user to use the equipment linked to his or her terminal to communicate with another terminal;

(s)             Tariff — the group of prices applicable automatically to the provision of the Fixed Telephone Service covered by this Agreement.

(t)               User — a subscriber or any individual person or collective entity which uses the SFT;

CHAPTER II

Scope and objectives of the agreement

2.             Scope of the agreement

2.1                                 This Agreement establishes the price regime applicable to the following provisions of Universal Service (US) of telecommunications:

                                                a)             SFT in the subscriber mode

-                    installation of an analogue network line

-                    subscription to an analogue network line

-                    Telephone Communication in Portugal

b)            SFT in the Public Telephone mode

-                    telephone communications in Portugal

c)             Telephone list books and informative service

2.2                                 The rules contained in the SFT Commercial Operation Regulations, approved by Decree Law 474/99 of November 8, apply to the prices of other services offered that are covered by universal service.

3.                                      Principles

3.1                                 The prices for provisions of universal service should take into account the progressive adjustment of prices to costs, and should obey the principles of transparency and non-discrimination, and ensure accessibility for users.

3.2                                 The requirements of progressive adjustment to costs and accessibility in relation to the services and matters provided under Clause 2.1 are to be objectively interpreted through the principles laid down in Articles 5, 6 and 7.

3.3                                 To ensure that the principles specified in Clause 3.1 are complied with, PT Comunicações undertakes to:

a)                                      Maintain a system of analytical accounting which makes possible the determination of the costs associated with the services and other matters therein specified;

b)                                     To publish the prices currently in force and the respective conditions of application.

CHAPTER III

Price setting regime

4.             Obligations of PT Comunicações

PT Comunicações undertakes to comply with the rules that lead to the fixing of the prices specified in the following Articles, and is not permitted to practice prices higher than those resulting from application of these rules.

5.             Price Regime — Subscriber Mode

5.1                                 The weighted average variation of the prices of the services comprised in Fixed Telephone Service in subscriber mode cannot be greater than IPC—3 p.p. and IPC—2.75 p.p., in nominal terms, for the years 2002 and 2003, respectively.

5.2                                 The variations in prices specified in the previous Articles are determined based on the methods contained in the Appendix and such method may be changed by agreement between the parties.

6.                                      Price Regime — Public Telephone Mode

6.1                                 The ratio between the price of communication of the Fixed Telephone Service in the public telephone mode and in the subscriber mode may not be greater, on average and for each type of traffic, than two in 2002, with maximum increases of 0.5 in each of the subsequent years in which this Agreement is in force, up to the limit of three.

6.2                                 Without prejudice to the terms of Clause 6.1., whenever there are technical limitations arising from the type of public telephone terminal equipment, the price of communications may be fixed in call units.

6.3                                 PT Comunicações shall develop its system of public telephones in such a way as to ensure acceptance of the various modes of payment.

7.                                      Price Regime — Telephone Lists and Information Service

7.1                                 The publication and distribution of subscriber telephone lists shall be free of charge.

7.2                                 The variation in the price of the information service may not be greater than IPC+15 p.p., for each year in which the present Agreement is in force.

8.                                      Application of Prices

8.1                                 PT Comunicações must advise ANACOM and DGCC, with minimum of 15 (fifteen) days advance notice, the tariffs to be practiced, by application of the rules indicated in Articles 5, 6 and 7.

8.2                                 The communication referred to in Clause 8.1 must be accompanied by documents proving that the variations allowed under Article 5 are obeyed.

8.3                                 If by the end of the period referred to in Clause 8.1 ANACOM and DGCC have not presented objections, which must be with grounds, the tariffs automatically come into force on the date set for the purpose by PT Comunicações, without prejudice to compliance with the obligations to disseminate and/or publish applicable under the Law.

8.4                                 The counting of the period specified in Clause 8.1 is suspended on the date of reception by PT Comunicações of any request for clarifications or additional elements, which must be with grounds, by ANACOM or DGCC, and shall be resumed only on the day following that of reception of the reply of PT Comunicações.

8.5                                 IVA (Value Added Tax) at the rate legally in force shall be added to the prices resulting from the application of the rules specified in Articles 5, 6, and 7.

CHAPTER IV

Social obligations

9.                                      Retired and pensioner clients

PT Comunicações is obliged, in relation to retired Clients and pensioners, where their monthly aggregate family income is less than or equal to the national minimum wage, to offer conditions for Fixed Telephone Service not less than the following:

a)                                      A reduction of 50% on the subscription price, applied in the terms of Decree Law 20-C/86 of February 13;

b)                                     An additional reduction of 10% on the subscription price and a credit in Telephone Communications in Portugal in a joint amount not less than EUR3.53 (without IVA tax).

10.          Low-consumption residential clients

PT Comunicações is obliged to make a plan of optional prices available for residential clients with low telephone consumption ((PBC), defined as follows, in relation to the tariff:

a)                                      discount of 15% on the subscription;

b)                                     discount of 20% on the first 5 euros of consumptions in Telephone Communication in Portugal;

c)                                      charge of 100% on the next 5 euros of consumption in Telephone Communication in Portugal;

d)                                     normal price on consumption that exceeds 10 euros in Telephone Communication in Portugal.

11.          Requirements and conditions

11.1                           The PBC specified in Clause 10 is optional and applicable upon option expressed by the client.

11.2                           The conditions specified in Clauses 9 and 10 are attributable to clients holding a single (analogue) network line.

11.3                           The conditions specified in Clause 9(b) are incompatible with the selection and pre-selection of another provider of SFT. The conditions specified in Clause 10 are incompatible with the selection and pre-selection of another provider of SFT and with monthly communications consumption in excess of 10 euros.

11.4                           The transition between the Economic Package and the PBC shall take place over a period of three months after the PBC comes into force, during which time the two price plans shall coexist.

11.5                           The benefits specified in Clause 9 (b) are attributable on a transitory basis, and are subject to annual revision.

12.                               Clients with special needs

PT Comunicações must make available free of charge, for the use of clients with special needs, the equipment of microtelephone amplifier and luminous call advisor.

CHAPTER V

Sundry provisions

13.          Period of validity

13.1                           This Agreement shall be in force up to the implementation of a new national legislative structure applicable to the universal service arising from Community Law.

13.2                           Without prejudice to the provisions of the previous Clause, this Agreement shall be in effect up to, as the latest date, December 31, 2003.

13.3                           If the new legislative structure referred to in Sub-Clause 1 has not been implemented by December 31, 2003, the rules for setting of prices contained in the Agreement shall remain in effect up to the said implementation period.

14.                               Cancellation

14.1                           Any of the parties may cancel the Agreement, until the publication of the new national legislative structure applicable to universal service arising from the Community Law.

14.2                           In the event of cancellation the rules for setting of prices contained in the Agreement shall remain in force until the parties arrive at an agreement, taking into account, specifically, the evolution of the process of transposition and implementation of the community legislation relating to electronic communications.

Lisbon, December 30, 2002

DEPARTMENT OF TRADE AND COMPETITION

Dr. Maria do Carmo Felix da Costa Seabra

ICP — National Communications Authority